EXHIBIT 4.1
WARRANT AGREEMENT
Dated as of [●]
THIS WARRANT AGREEMENT (this “Agreement”), dated as of [●], is by and between [SiriusPoint Ltd.], a Bermuda exempted company limited by shares (the “Company”) (f/k/a Third Point Reinsurance Ltd.), and [●] as warrant agent (in such capacity, the “Warrant Agent). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).
WHEREAS, the Company, Sirius International Insurance Group, Ltd., a Bermuda exempted company limited by shares, and Yoga Merger Sub Limited, a Bermuda exempted company limited by shares and wholly owned subsidiary of the Company, entered into that certain Agreement and Plan of Merger, dated as of August [●], 2020 (the “Merger Agreement”);
WHEREAS, pursuant to the terms and conditions set forth in the Merger Agreement, as of the closing of the Merger, each holder of Company Shares that effectively made and did not revoke a Mixed Election was entitled to [0.190] of a warrant issued by Company (the “Warrants”) in exchange for each Company Share subject to the Mixed Election;
WHEREAS, subject to the terms and conditions set forth herein, each whole Warrant entitles the holder thereof to purchase from the Company one common share of the Company, par value $0.10 per share (the “Common Shares”), for $11.00 per share (the “Exercise Price”), subject to adjustment as described herein;
WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) registration statement No. [●] on [Form S4] for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Warrants [and the shares issuable upon exercise of the Warrants];
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.
2.Warrants.
a.Form of Warrant. Each Warrant shall be issued in registered form only and shall be in the form of Exhibit A hereto (with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement), the provisions of which are incorporated herein and shall be signed by, or bear the manual or electronic signature of, the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.
b.Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.
c.Registration.
i..Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with The Depository Trust Company (the “Depository”).
If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each book-entry Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A with appropriate insertions, modifications and omissions, as provided above (including for the avoidance of doubt the deletion of the legend set forth on the face of the form annexed hereto as Exhibit A).
CM Bermuda Limited shall have the right to hold its Warrants in certificated form and upon delivery of a written request to the Company to hold its Warrants in certificated form, the Company shall cause such Registered Holders book-entry Warrants to be cancelled and in exchange therefor receive definitive certificates in physical form evidencing such Warrants which shall be in the form annexed hereto as Exhibit A with appropriate insertions, modifications and omissions, as provided above (including for the avoidance of doubt the deletion of the legend set forth on the face of the form annexed hereto as Exhibit A).
ii..Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby, for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.
d.Fractional Warrants. Warrants may be issued in fractional increments of 0.01. For the avoidance of doubt, any fraction of a Warrant shall entitle the holder of such fraction of a Warrant to a proportional fraction of a Common Share, prior to the application of Section 4.7.
3.Terms and Exercise of Warrants.
a.Exercise Price. Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company one Common Share at the Exercise Price per Common Share, subject to the adjustments provided in Section 4. The term “Exercise Price” as used in this Agreement shall mean the price per Common Share at which Common Shares may be purchased at the time a Warrant is exercised.
b.Duration of Warrants. A Warrant shall be exercisable by the Registered Holder thereof at any time and from time to time after the date hereof to and including the date that is five (5) years following the date hereof (such date, the “Expiration Date,” and such five (5) year period, the “Exercise Period”); provided, however, that the exercise of any Warrant shall be subject to the terms and conditions of such Warrant and this Agreement. At 5:00 p.m., New York City time, on the Expiration Date, any Warrants not exercised prior to such time shall be and become void and of no value. The Company may not call or redeem all or any portion of any Warrant without the prior written consent of the Registered Holder thereof.
c.Exercise of Warrants.
i..Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, (i) an election to purchase form electing to exercise such Warrants, and (ii) payment in full of the Exercise Price for each full Common Share as to which the Warrant is exercised and any transfer taxes due in connection with the transfer of the Warrant to another holder, as follows:
(1)in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent; or
(2)as provided in Section 3.3.2 hereof.
ii..Issuance of Common Shares on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to Section 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Common Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. The holders of Warrants shall be entitled to settle the Warrant on a “cashless basis”, by exchanging the Warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of the number of Common Shares underlying the Warrants, multiplied by the difference between the Exercise Price and the Average VWAP (as defined below) by (y) the Average VWAP. Solely for purposes of this Section 3.3.2, “Average VWAP” shall mean the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in good faith and a commercially reasonable manner) during the ten (10) Trading Day period ending on the Trading Day prior to the date that notice of “cashless” exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent.

iii..Subject to Section 4.7, a Registered Holder of Warrants may exercise its Warrants only for a whole number of Common Shares. If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a Common Share, the Company shall pay cash in lieu of a fractional interest as provided in Section 4.7.
iv..Valid Issuance. All Common Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.
v..Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for Common Shares is issued shall for all purposes be deemed to have become the holder of record of such Common Shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.
vi..Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 3.3.6; provided that no holder of a Warrant shall be subject to this Section 3.3.6 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) (the “Maximum Percentage”) of the Common Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Shares beneficially owned by such person and its affiliates shall include the number of Common Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Common Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Common Shares, the holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent annual report on Form 10K, quarterly report on Form 10-Q, current report on Form 8K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or [●] (in such capacity, the “Transfer Agent”) setting forth the number of Common Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall use its commercially reasonable efforts to, within two (2) Business Days, confirm orally and in writing to such holder the number of Common Shares then-outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.
4.Adjustments.
a.Share Dividends.
i..Split-Ups. If after the date hereof, and subject to the provisions of Section 4.7 below, the number of outstanding Common Shares is increased by a share dividend or distribution payable in Common Shares, or if the Company effects a split-up of Common Shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the Exercise Price shall be decreased based on the following formula below:

EP1 = EP0 ×	OS0 OS1
where,
EP0 = the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split;
EP1 = the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;

OS0 = the number of the Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution or share split); and
OS1 = the number of the Common Shares outstanding immediately after giving effect to such dividend, distribution or share split.
Any adjustment made under this Section 4.1.1 shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split.
ii..Rights Offerings. If after the date hereof the Company issues to all or substantially all holders of the Common Shares any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase the Common Shares at a price per share that is less than the average of the Last Reported Sale Prices of the Common Shares for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Exercise Price shall be adjusted based on the following formula:

EP1 = EP0 ×	OS0 + Y OS0 + X
where,
EP0 = the Exercise Price in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
EP1 = the Exercise Price in effect immediately after the open of business on such Ex-Dividend Date;
OS0 = the number of Common Shares outstanding immediately prior to the open of business on such Ex-Dividend Date;
X = the total number of Common Shares issuable pursuant to such rights, options or warrants; and
Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sales Prices over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

        For the purposes of this Section 4.1.2, (i) if the rights offering is for securities convertible into or exercisable for Common Shares, in determining the price payable for Common Shares, there shall be taken into account any consideration received by the Company for such rights, options or warrants as well as any additional amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company (the “Board”) in good faith and in a commercially reasonable manner.
iii..Other Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or distribution in cash or payable in assets or securities other than Common Shares, then the Exercise Price shall be decreased, effective immediately after the payment date of such dividend or distribution, by the amount of cash and/or the fair market value (as determined by the Board in good faith and a commercially reasonable manner) of any securities or other assets paid on each Common Share in respect of such dividend or distribution.
b.Tender and Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for the Common Shares, to the extent that the cash and value of any other consideration included in the payment per Common Share exceeds the average of the Last Reported Sale Prices of the Common Shares over the 10 consecutive Trading Day period (the “Valuation Period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Exercise Price shall be decreased based on the following formula:

EP1 = EP0 ×	OS0 × SP1 AC + (SP1 × OS1)
where,
EP0 = the Exercise Price in effect immediately prior to the close of business on the last Trading Day of the Valuation Period;
EP1 = the Exercise Price in effect immediately after the close of business on the last Trading Day of the Valuation Period;
AC = the aggregate value of all cash and any other consideration (as determined by the Board in good faith and in a commercially reasonable manner) paid or payable for Common Shares purchased in such tender or exchange offer;
OS0 = the number of Common Shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer);
OS1 = the number of Common Shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all Common Shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 = the average of the Last Reported Sales Prices over the Valuation Period.
        The adjustment under this Section 4.2 shall be effective as of the close of business on the last day of the Valuation Period; provided that if the Expiration Date occurs during the Valuation Period, for the purposes of determining the Exercise Price, references to “10” in this Section 4.2 shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first day of the Valuation Period to, and including, the Expiration Date.
c.Aggregation of Shares. If after the date hereof the number of outstanding Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the Exercise Price shall be increased in the inverse proportion to such decrease in the outstanding Common Shares.
d.Adjustments of Shares Issuable. Whenever the Exercise Price is adjusted, as provided in Section 4.1 or Section 4.3, the number of Common Shares purchasable upon the exercise of each Warrant shall be adjusted (to the nearest share) by multiplying such number of Common Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment by a fraction (x) the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and (y) the denominator of which shall be the Exercise Price in effect immediately thereafter.
Notwithstanding anything to the contrary in this Agreement, whenever any provision of this Agreement requires the Company to calculate an average of the Last Reported Sales Prices or a volume-weighted average price of the Common Shares over a span of multiple days, the Company shall make appropriate adjustments as determined by the Board in good faith and in a commercially reasonable manner to each Warrant, in order to account for any event requiring an adjustment pursuant to this Section 4 that occurs at any time during the period when the Company is required to calculate an average of the Last Reported Sales Prices or a volume-weighted average price of the Common Shares over a span of multiple days.

e.Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Common Shares (other than a change under Section 4.1, Section 4.2 Section 4.3 hereof or that solely affects the par value of such Common Shares), or in the case of any merger or consolidation of the Company with or into another corporation or entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Common Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Shares in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Shares under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Common Shares, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Shares in the applicable event is payable in the form of common shares or shares of common stock in the successor entity that are listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or are to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8K filed with the SEC, the Exercise Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Exercise Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) the price of each Common Share shall be the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in good faith and in a commercially reasonable manner) during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the applicable event, (2) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the Trading Day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Shares consists exclusively of cash, the amount of such cash per Common Share, and (ii) in all other cases, the volume weighted average price of the Common Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company in good faith and in a commercially reasonable manner) during the ten (10) Trading Day period ending on the Trading Day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in the Common Shares covered by Sections 4.1, 4.2, 4.3 or 4.4 then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 or 4.4 (as applicable) and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced pursuant to any provision of this Agreement to less than the par value per share issuable upon exercise of such Warrant.
f.Notices of Changes in Warrant. Upon every adjustment of the Exercise Price, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Section 4.1, Section 4.2, Section 4.3 or Section 4.4, the Company shall give written notice of the occurrence of such event to each Registered Holder of a Warrant, at the last address set forth for such holder in the

Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
g.No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4 or as a result of a holder holding a fraction of a Warrant, the holder of any Warrant would be entitled, upon the exercise of such Warrant or fraction of a Warrant, to receive a fractional interest in a share, the Company shall pay an amount in cash equal to the Last Reported Sales Price of the Common Shares, as determined on the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent. The Warrant Agent may request funding to cover fractional payments. The Warrant Agent shall have no obligation to make fractional payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto.
h.Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
i.Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
j.Other Adjustments. The Company may, but shall not be required to, make such increases in the number of Common Shares issuable on exercise of each Warrant, in addition to those required by this Section 4, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Shares resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.
5.Transfer and Exchange of Warrants.
a.Registration of Transfer. The Warrants and all rights under the Warrant Certificate may be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, by the Registered Holder or by duly authorized attorney, subject to any applicable law, rule or regulation of any applicable governmental authority (including any rules or regulations promulgated by the Commission or any applicable national securities exchange) [and Section 4 of that certain Investor Rights Agreement, by and among the Company, CM Bermuda Ltd., and any other Person that may thereafter become a party thereto in the capacity as a shareholder of the Company in accordance with the terms and provisions thereof, dated as of [•]]1. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.
b.Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided that, except as otherwise provided herein, each Warrant may be transferred only in whole.
c.Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.
d.Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.
1 To be included for CM Bermuda.

6.Other Provisions Relating to Rights of Holders of Warrants.
a.No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights, vote, to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.
b.Lost, Stolen, Mutilated, or Destroyed Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor, and date as the Warrant Certificate so lost, stolen, mutilated, or destroyed. Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant Certificate shall be at any time enforceable by anyone.
c.Reservation of Common Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Shares that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
d.Registration of the Common Shares. The Company shall use its reasonable best efforts to procure, or cause to be procured, at its sole expense, the listing of the Common Shares issuable upon exercise of such Warrants, subject to issuance or notice of issuance, on the New York Stock Exchange (or the principal stock exchange on which such Common Shares are then listed or traded) promptly after such Common Shares are eligible for listing thereon. For the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first sentence of this Section 6.4.
7.Concerning the Warrant Agent and Other Matters.
a.Payment of Taxes. The Company shall be obligated to pay any stamp tax, transfer taxes and similar taxes in respect of the issuance and exercise of the Warrants and the issuance of the Common Shares upon the exercise of a Warrant (in each case to the extent they are imposed by a Bermuda taxing authority), other than any transfer tax with respect to the issuance of Common Shares to any person other than the registered holder of the Warrant, which shall be paid by the holder thereof.

b.Resignation, Removal, Consolidation, or Merger of Warrant Agent.
i..Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. The Company may remove the Warrant Agent or any successor Warrant Agent upon thirty (30) days’ notice in writing to the Warrant Agent. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation, removal or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.2
ii..Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Shares not later than the effective date of any such appointment.
iii..Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall
2 To confirm Warrant Agent.

be a party shall be the successor Warrant Agent under this Agreement without any further act.
c.Fees and Expenses of Warrant Agent.
i..Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
ii..Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
d.Liability of Warrant Agent.
i..Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
ii..Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.
iii..Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Common Shares shall, when issued, be valid and fully paid and nonassessable.
e.Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase Common Shares through the exercise of the Warrants.
8.Miscellaneous Provisions.
a.Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
b.Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
[SiriusPoint]
[●]
[●]
Attention: [●]
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
[●]
c.Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
d.Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.
e.Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection by it.
f.Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
g.Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
h.Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Exercise Price (except as set forth herein) or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of [65]% of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Exercise Price or extend the duration of the Exercise Period pursuant to Section 3.2 without the consent of the Registered Holders.

i.Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
j.Certain Definitions. The terms defined in this Section 8.10 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement shall have the respective means specified in this Section 8.10.
“Business Day” means any day except a Saturday, a Sunday or other day on which the Commission or the banks in the City of New York, New York or Hamilton, Bermuda are authorized or required by law to be closed.
“Effective Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
“Ex-Dividend Date” means the first date on which the Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the Common Shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
“Last Reported Sale Price” on any date means the closing sale price per Common Share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Shares or in any options contracts or futures contracts traded on any U.S. exchange relating to the Common Shares.
“Market Price” of the Common Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Shares are traded. If the Common Shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Market Price” shall be the last quoted bid price for the Common Shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Shares are not so quoted, the “Market Price” shall be the average of the mid-point of the last bid and ask prices for the Common Shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Market Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Shares are listed or admitted for trading. If the Common Shares are not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
“Trading Day” means, except for purposes of determining any volume weighted average price as reported during any specified period as set forth below, a day on which (i) trading in the Common Shares (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national or regional securities exchange on which the Common Shares (or such other security) are then listed or, if the Common Shares are (or such other security is) not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are (or such other security is) then traded and (ii) a Market Price for the Common Shares (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Shares are (or such other security is) not so listed or traded, “Trading Day” means a Business Day; provided, further, that for purposes only of determining any volume weighted average price as reported during any specified period,

“Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Shares generally occurs on the principal other U.S. national or regional securities exchange on which the Common Shares are then listed or, if the Common Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Shares are then listed or admitted for trading, except that if the Common Shares are not so listed or admitted for trading, “Trading Day” means a Business Day.
Exhibit A Legend — Form of Warrant Certificate
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
[SIRIUS POINT]
By
        Name:
        Title:
[●], as Warrant Agent
By
        Name:
        Title:

[Signature Page to Warrant Agreement]
1006103892v9

EXHIBIT A
THIS WARRANT IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR COMMON SHARES, THIS WARRANT MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
[FACE]
Number
Warrants
THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
[SIRIUSPOINT]
Incorporated Under the Laws of Bermuda
CUSIP [•]
Warrant Certificate
This Warrant Certificate certifies that [___], or registered assigns, is the registered holder of warrant(s) (the “Warrants” and each, a “Warrant”) to purchase
Ex. A - 1
1006103892v9

common shares, $0.10 par value (the “Common Shares”), of [SIRIUSPOINT], a Bermuda exempted company limited by shares (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Common Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable Common Share. The number of Common Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
The initial Exercise Price per Common Share for any Warrant is equal to $11.00. Only whole Warrants are exercisable. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.
This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Ex. A - 2
1006103892v9

[SIRIUSPOINT]
By:
        Name:
        Title:
[●], as Warrant Agent
By:
        Name:
        Title:

Ex. A - 3
1006103892v9

[Form of Warrant Certificate]
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Common Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of [___] (the “Warrant Agreement”), duly executed and delivered by the Company to [___], a [___], as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Common Share, the Company shall pay cash in lieu of such fractional interest pursuant to Section 4.7 of the Warrant Agreement.
Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Ex. A - 4
1006103892v9

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge due under the Warrant Agreement.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Ex. A - 5
1006103892v9

Election to Purchase
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Common Shares and herewith tenders payment for such shares to the order of [SIRIUSPOINT] (the “Company”) in the amount of $[___] in accordance with the terms hereof. The undersigned requests that a book-entry position (or certificate if the undersigned so requests) for such Common Shares be registered in the name of [___], whose address is [___]. If said number of Common Shares is less than all of the Common Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of [___], whose address is [___], and that such Warrant Certificate be delivered to [___], whose address is [___].
[In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through “cashless exercise” (i) the number of Common Shares that this Warrant is exercisable for would be determined in accordance with Section 3.3.2 of the Warrant Agreement which allows for such “cashless exercise” and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the “cashless exercise” provisions of the Warrant Agreement, to receive Common Shares. If said number of Common Shares is less than all of the Common Shares purchasable hereunder (after giving effect to the “cashless exercise”), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of, whose address is, and that such Warrant Certificate be delivered to, whose address is.]3
Date: [___] (Signature)
(Address)

(Tax Identification Number)
3  To be included if holder is exercising this Warrant through a “cashless exercise”.
Ex. A - 6
1006103892v9

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).
Ex. A - 7
1006103892v9